Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, is made as of December 11, 2011 (“Amendment”) between Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”) and AMERICAN Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are party to that certain Rights Agreement, dated as of September 22, 2011 (the “Rights Agreement”), pursuant to which the Company issued one Right for each Common Share outstanding on the Record Date, each Right initially representing the right to purchase one one-hundredth of a Preferred Share, and directed the issuance of one Right with respect to each Common Share that becomes outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section 27; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to provide that any “Person” that is a “Qualified Institutional Investor” (as defined herein) will not be deemed an “Acquiring Person.”

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Amendment to Section 1 of the Rights Agreement. Section 1 of the Rights Agreement is hereby amended to include the following new definition in the appropriate alphabetical position, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

“Qualified Institutional Investor” shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and does in fact report) beneficial ownership of Common Shares of the Company on Schedule 13G, and such Person (i) is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of Common Shares of the Company and (ii) shall be the Beneficial Owner of less than 20% of the Common Shares of the Company then outstanding.

2. Amendment to Section 1(a) of the Rights Agreement. Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, or (ii) a Qualified Institutional Investor; provided, however, that no Person who Beneficially Owns, as of the time of the public announcement of this Agreement, 10% or more of the Common Shares of the Company then outstanding shall become an Acquiring Person unless such Person (other than a Qualified Institutional Investor) shall, after the time of the public announcement of this Agreement, increase its Beneficial Ownership of the then outstanding Common Shares (other than as a result of an acquisition of Common Shares by the Company) to an amount equal to or greater than the greater of (x) 10% or (y) the sum of (i) the lowest Beneficial Ownership of such Person as a percentage of the outstanding Common Shares as of any time from and after the public announcement of this Agreement plus (ii) 0.001%. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company Beneficially Owned by such Person (other than a Qualified Institutional Investor) to 10% or more of the Common Shares of the Company then outstanding or, in the case of a Qualified Institutional Investor, to 20% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person (other than a Qualified Institutional Investor) shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding or a Qualified Institutional Investor shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding, in either case by reason of share purchases by the Company and shall, after the public announcement of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person or Qualified Institutional Investor shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person or Qualified Institutional Investor who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person or Qualified Institutional Investor divests as promptly as practicable a sufficient number of Common Shares so that such Person or Qualified Institutional Investor would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person or Qualified Institutional Investor shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

3. Amendment to Exhibit B of the Rights Agreement. Exhibit B to the Rights Agreement, being the form of Right Certificate, is hereby modified and amended by inserting at the end of the second line of the first paragraph, following the words “dated as of September 22, 2011”, the words “, as amended on December 11, 2011”.

4. Amendment to Exhibit C of the Rights Agreement. Exhibit C to the Rights Agreement is hereby modified and amended as follows:

(a) after the words “10% or more” in the second paragraph of Exhibit C, adding the words “(or in the case of a Qualified Institutional Investor, 20% or more)”.

(b) after the words “10% or more” in the sixth paragraph of Exhibit C, adding the words “(or in the case of a Qualified Institutional Investor, 20% or more)”.

5. Other Terms Unchanged. This Amendment shall be effective as of the date hereof, and except as specifically amended by this Agreement, all other terms and conditions of the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

6. Governing Law. Section 31 (Governing Law) of the Rights Agreement shall apply to this Amendment mutatis mutandis.

7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/ N. B. Forrest Shoaf
Name:	N. B. Forrest Shoaf
Title:	Senior Vice President, Chief Legal Officer and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caropolli
Name:	Paula Caropolli
Title:	Senior Vice President